                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Amended Agreement") is made as of this 1st day of September 1999 (the "Effective Date") between ORBCOMM GLOBAL, L.P. (the "Company") and ROBERT F. LATHAM (the "Executive").

                              W I T N E S S E T H:

         WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement (the "Employment Agreement") dated as of May 15, 1997 (the "Original Effective Date"); and

         WHEREAS, the Company and the Executive desire to amend and restate the Employment Agreement as set forth herein.

         NOW, THEREFORE, the Company and the Executive each agree as follows:

         1. Employment; Duties. During the term of this Amended Agreement, the Company hereby employs the Executive and the Executive accepts employment as Executive Vice President, Special Projects of the Company. In such capacity, the Executive shall perform such duties as may be assigned to him from time to time by the Chairman and Chief Executive Officer of the Company. During his period of employment with the Company, the Executive will
(a) work out of his home office, unless requested otherwise, and (b) devote his best efforts to those duties assigned to him hereunder and shall not engage in any employment or activities detrimental to the best interests of the Company without the approval of the Chairman and Chief Executive Officer of the Company. Except as otherwise provided herein, the Executive shall not conduct any activities on behalf of the Company or hold himself out as representing the Company except at the direction of the Chairman and Chief Executive Officer or his designee. The Company understands and agrees that, notwithstanding the foregoing, and subject to Sections 6(a) and (b), the Executive may serve during the term of this Amended Agreement as a director on the boards of directors of business, civic or community corporations or entities other than the Company, if he shall obtain the prior written approval of the Company's General Partners, which approval may be withheld if the Company's General Partners reasonably determine that the Executive's so serving as a director for any such corporation or entity would interfere with the performance of the Executive's duties hereunder or would conflict with the best interests of the Company.

         2. Term. The term of this Amended Agreement shall commence on the Effective Date and end on September 30, 1999. This Amended Agreement shall not be renewable by either party.

         3. Compensation. During the term of this Amended Agreement, the Company shall pay to the Executive compensation equal to an annual base salary at the rate of two hundred thirty-three thousand dollars ($233,000) per annum, prorated for any partial employment year, payable in bi-weekly installments in arrears.

         4.       Other Compensation and Benefits.

         (a) Payment on Expiration. On the expiration of the term of this Amended Agreement, the Company shall pay the Executive a lump sum payment equal to two hundred sixty-three thousand, eight hundred forty-nine dollars ($263,849). The payment of this amount and performance by the Company of its other obligations set forth in this Agreement shall constitute full and final satisfaction of all of the Company's obligations to the Executive, and all of the Executive's rights, under this Amended Agreement and the Employment Agreement.

         (b) Legal Review of Amended Agreement. The Company shall pay the Executive's actual legal expenses incurred in the review of this Amended Agreement, up to a maximum of $1,000.

         (c) Benefits. During the term of this Amended Agreement, the Executive shall be entitled to participate in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan or medical expense plan maintained by the Company for its senior executives generally and, if applicable, their family members. The Company reserves the right to discontinue or to amend such plans to conform to legal requirements or for other reasons, as determined by the Company to be in the best interest of the business.

         (d) Directors and Officers Insurance. The Company shall use all commercially reasonable efforts to maintain Directors and Officers Insurance covering such claims and in such amounts as the Company shall determine to be appropriate.

         (e) Options. On the Original Effective Date, the Executive was granted options (the "Options") to purchase 55,000 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Orbital Communications Corporation ("OCC"). Each Option was exercisable in accordance with the terms set forth in the stock option agreement reflecting such grant; provided that notwithstanding the vesting schedule set forth in such agreement, the parties agree that as of the expiration of the term of this Amended Agreement, the vesting schedule for the Options shall be revised for unvested options such that, vesting of the next annual installment (e.g. 13,750) shall be deemed to have occurred in equal quarters amounts (e.g. approximately, 3,438) for each full calendar quarter the Executive was employed by the Company (from the last annual vesting date) prior to the such expiration date. In addition, on the exercise of any vested portion of the Options, payment of any withholding taxes then due could be made by the Executive (i) surrendering Common Stock held by the Executive having a fair market value equal to such withholding tax obligation or (ii) requesting that OCC withhold from the shares to be delivered to the Executive on the exercise of vested Options a number of shares of Common Stock having a fair market value equal to such withholding tax obligation.

         5. Business Expenses; Professional Memberships. During the term of this Amended Agreement, the Company shall reimburse the Executive for all reasonable and necessary (a) business expenses, including, but not limited to, travel expenses and telephone usage charges incurred by him in the performance of his duties under this Amended Agreement, and (b) professional membership dues, against presentation of proper receipts or other proof of expenditure, and subject to such reasonable guidelines or limitations provided to the Executive, and which are to be applied prospectively only as the General Partners or the Chief Executive Officer of the Company may impose. The Executive shall be furnished with a portable computer (including monitor) and a docking station for use in his home, as well as a printer for use in his home. On the expiration of the term of this Amended Agreement, the Executive shall be entitled to retain, and the Company shall be deemed to have transferred to the Executive title to, such portable computer (including monitor), docking station and printer.

         6.       Company Matters.

         (a) Proprietary Information and Inventions. On the Original Effective Date, the Executive executed an Employee Non-Disclosure Agreement. The Executive agrees to abide by the terms and conditions set forth therein.

         (b) Non-Solicitation of Employees; Non-Compete. The Executive agrees that, during the term of this Amended Agreement and for a period of one year thereafter, he will not solicit or encourage any employee of the Company to terminate his or her employment with the Company or to accept employment with any other employer with whom the Executive might become affiliated subsequent to his termination. In addition, the Executive reaffirms his obligations under the each of the stock option agreements reflecting the grant of stock options to the Executive on May 15, 1997, July 18, 1997 and January 16, 1998 (the "Stock Option Agreements"), including those obligations set forth in Section 7 thereof, and agrees to abide by the covenants and agreements set forth therein. The parties also agree that the term of the non-competition set forth in Section 7 of the Stock Option Agreements shall continue for a period of twelve months after the expiration of the term of this Amended Agreement.

         (c) Resignation on Termination. On expiration of the term of this Amended Agreement, the Executive shall immediately resign any directorships, offices or other positions that he may hold in the Company or any of its affiliates.

         7.       Miscellaneous.

         (a) Work Authorization. The Company shall be responsible for obtaining all appropriate work authorization papers necessary for the Executive to be employed by the Company during the term of this Amended Agreement.

         (b) Entire Agreement; Binding Effect. This Amended Agreement sets forth the entire understanding between the parties as to the subject matter of this Amended Agreement and merges and supersedes all prior agreements, commitments, representations, writings and discussions between them including the terms of the Employment Agreement; and neither of the parties shall be bound by any obligations, conditions, warranties or representations with respect to the subject matter of this Amended Agreement, other than as expressly provided in this

Amended Agreement or as duly set forth on or subsequent to the date of execution of this Amended Agreement in writing and signed by the proper and duly authorized representative of the party to be bound hereby. This Amended Agreement is binding on the Executive and on the Company and its successors and assigns (whether by assignment, by operation of law or otherwise).

         (c) Notices. All notices, approvals, consents, requests or demands required or permitted to be given under this Amended Agreement shall be in writing and shall be deemed sufficiently given three business days after being deposited in the mail, registered or certified, postage prepaid, on receipt if hand delivered or sent by facsimile (answerback received) or one business day after being given to a reputable overnight courier and addressed to the party entitled to receive such notice at the following address (or other such addresses as the parties may subsequently designate):

                 The Company:              ORBCOMM Global, L.P.
                                           2455 Horse Pen Road
                                           Dulles, Virginia  20171

                 The Executive:

                                           21586 Misty Creek Lane
                                           Fairfax, Virginia  22033

         If notice is given by any other method, it shall be deemed effective when the written notice is actually received.

         (d) Waivers. No party shall be deemed to have waived any right, power or privilege under this Amended Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Amended Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Amended Agreement or any part hereof. No waiver of any breach of this Amended Agreement shall be held to be a waiver of any other subsequent breach.

         (e) Governing Law; Jurisdiction. This Amended Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without giving effect to the conflict or choice of law provisions thereof. In addition, each party hereto irrevocably and unconditionally agrees that any suit, action or other legal proceeding arising out of this Amended Agreement may be brought only in the Commonwealth of Virginia.

         (f) Release. In consideration of the agreements, covenants and understandings contained herein, the Executive hereby releases, acquits and forever discharges the Company, its subsidiaries, affiliates and successors and any of their officers, partners, directors and employees, including but not limited to Orbital Sciences Corporation and Teleglobe Inc. (collectively, the "ORBCOMM Entities") of and from, and hereby waives all his rights with respect to, any and all rights, actions, suits, claims, causes of actions, damages, expenses or costs of whatever nature arising out of, related to, or in connection with (a) the Company's employment of the Executive and any and all other contracts and agreements, whether oral or in writing, relating to such employment, (b) the ORBCOMM Retirement Savings Plan for Employees of ORBCOMM Global, L.P., ORBCOMM USA, L.P. and ORBCOMM International Partners, L.P. (the "ORBCOMM 401(k)"), (c) any health or other benefit plans maintained by the Company or its affiliates,
(d) the matters set forth herein and (e) the Company's interactions with the Executive, in the case of each of (a) - (e) above, up to the date of execution of this Amended Agreement, including, but not limited to, any rights, actions, suits, claims, causes of action, or liability under (i) any federal, state, or local statute or regulation including, but not limited to, the Age Discrimination in Employment Act ("ADEA"), or (ii) under common law principles, except claims or proceedings necessary to enforce the provisions of this Amended Agreement. The Executive further covenants and agrees never to join in or commence any action, suit or proceeding, in law or in equity, or before any administrative agency other than the Equal Employment Opportunity Commission, or to incite, encourage, or participate in any such action, suit or proceeding, against the ORBCOMM Entities in any way pertaining to or arising out of any matters pertaining to this Amended Agreement. This Amended Agreement is intended to include in its effect even claims not known or suspected to exist at the time its execution. Claims that may arise (A) under the ADEA or (B) relative to the ORBCOMM 401(k), or any health or other benefit plans maintained by the Company or its affiliates, in either case after the date of the execution of this Amended Agreement, are not released.

         (g) Acknowledgement of Voluntariness. The Executive acknowledges that he is signing this Amended Agreement voluntarily and of his own free will.

         IN WITNESS WHEREOF, this parties hereto have executed this Amended Agreement as of the day and year first written above.

                                       ORBCOMM Global, L.P.

                                       By:
                                             ___________________________________
                                             Name:  Scott L. Webster
                                             Title:  Chairman and CEO

                                       _________________________________________
                                       Robert F. Latham